EXHIBIT 99.1

Company Changes Name to Graymark Healthcare Inc.

New Officers and Directors Named

Graymark Productions, Inc. (OTCBB: GRMK), is pleased to announce that it has completed the strategic acquisition and combination of SDC Holdings, LLC, which owns and operates nine state of the art sleep centers that diagnose and treat a full range of sleep disorders, and Apothecary Rx, LLC., which owns and operates eleven retail pharmacies. In connection with these acquisitions, Graymark has officially changed its’ name to GRAYMARK HEALTHCARE INC. The Company will continue to trade using the same OTCBB symbol GRMK.

Stanton Nelson has been named Chief Executive Officer of Graymark Healthcare Inc. replacing John Simonelli, who will continue as Chairman of the Board. Mr. Nelson has served as a Graymark director since August of 2003. Three new independent directors, Joseph Harroz Jr., Rick D. Simpson, and S. Edward Dakil, M.D. have been elected to the Graymark Board. Mr. Harroz currently serves as Vice President and General Counsel of the Board of Regents, University of Oklahoma. Mr. Simpson is Managing Partner of CFO-Partner, a privately held financial consulting firm. Dr. Dakil is a practicing physician with Norman Urology Associates, P.C. and a clinical instructor for the Department of Urology of the University of Oklahoma Health Science Center.

Mr. Harry G. “Gray” Frederickson, Jr., Mr. Fred Roos, and Mr. George “Fritz” Kiersch have resigned from the Board.

Stanton Nelson, CEO of Graymark Healthcare stated, “The completion of this transaction is the first step in our plan for continued growth in the dynamic healthcare industry. As a diversified healthcare holding company, we look forward to increased revenue and cash flow both internally and through additional acquisitions.”

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Graymark Productions, Inc.

John Simonelli, 405-601-5300